SUB-ITEM 77B

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                              ON INTERNAL CONTROL



BOARD OF TRUSTEES AND SHAREHOLDERS
AIM VARIABLE INSURANCE FUNDS
HOUSTON, TEXAS


In planning and performing our audit of the financial statements of AIM V.I. Aggressive Growth Fund, AIM V.I. Balanced Fund, AIM V.I. Basic Value Fund, AIM V.I. Blue Chip Fund, AIM V.I. Capital Appreciation Fund, AIM V.I. Capital Development Fund, AIM V.I. Core Equity Fund, AIM V.I. Dent Demographic Trends Fund, AIM V.I. Diversified Income Fund, AIM V.I. Government Securities Fund, AIM V.I. Growth Fund, AIM V.I. High Yield Fund, AIM V.I. International Growth Fund, AIM V.I. Large Cap Growth Fund, AIM V.I. Mid Cap Core Equity Fund, AIM V.I. Money Market Fund, AIM V.I. Premier Equity Fund, and AIM V.I. Small Cap Equity Fund each a series of shares of AIM Variable Insurance Funds, for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 2004.

BOARD OF TRUSTEES AND SHAREHOLDERS
AIM VARIABLE INSURANCE FUNDS
PAGE TWO




This report is intended solely for the information and use of management and the Board of Trustees of AIM Variable Insurance Funds and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.



/S/ TAIT, WELLER & BAKER



PHILADELPHIA, PENNSYLVANIA
FEBRUARY 4, 2005